                                                                    Exhibit 10.7

           Flextronics International Manufacturing Services Agreement

                          Final version dated 3/14/01

     This Manufacturing Services Agreement ("Agreement) is entered into this 14th day of March, 2001 by and between mPhase having its place of business at 587 Connecticut Avenue, Norwalk, CT 06854 ("Customer") and Flextronics International USA, Inc., having its place of business at 2090 Fortune Drive, San Jose, CA 95131 ("Flextronics").

     Customer has created a market for Customer's Products and is solely responsible for the sales and marketing of the Products. Flextronics has developed processes and practices for manufacturing products for many different electronic applications and desires to manufacture Customer's Products in accordance with Customer's specifications. Customer acknowledges that Flextronics' expertise is manufacturing work and that Flextronics' responsibility related to the Customer's Products is limited to this extent. The parties agree as follows:

1.0  WORK, LICENSE

     Flextronics agrees to use reasonable commercial efforts to perform the manufacturing work (hereinafter "Work") pursuant to purchase orders or changes thereto issued by Customer and accepted by Flextronics. Work shall mean to procure labor, components, materials, equipment and other supplies and to manufacture, assemble, and test products (hereinafter "Products") pursuant to detailed written specifications for each such Product which are provided by Customer and accepted by Flextronics and to deliver such Products. For each Product or revision thereof, written specifications shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and approved vendor list (hereinafter "Specifications") attached hereto as Exhibit 1.0. Flextronics manufactures product in accordance to IPC-610 Class II.

     Flextronics is granted by Customer a non-exclusive license during the term of this Agreement to use Customer's patents, trade secrets and other intellectual property as necessary to perform Flextronics' obligations under this Agreement.

2.0  FORECASTS, ORDERS, MATERIAL PROCUREMENT

     2.1  Forecast.  Customer shall provide Flextronics, on a monthly basis, a
          --------
rolling four (4) month Product order forecast. Customer will designate a single point of contact for all issues relating to the forecast. Jan Estranger or other designee will represent mPhase and the PM (Program Manager ) assigned to the mPhase contract will represent Flextronics.

     2.2  Purchase Orders.  Customer will issue written purchase orders once per
          ---------------
calendar month that specify all Work to be completed within a minimum three (3) month-period commencing on the date of the purchase order. Each purchase order shall reference this Agreement and the applicable written Specifications as described in Section 1.0. Purchase orders shall normally be deemed accepted by Flextronics, provided however that Flextronics may reject any order that represents a significant deviation from Customer's historical ordering volumes or shipment dates. Flextronics shall notify Customer of rejection of any purchase order within five (5) working days of receipt of such order. The purchase order shall contain the assembly number, detailed description, quantity, and delivery date. Purchase orders that are affected by an engineering change order will reference the engineering changer order number and affectivity date.

     Customer may use its standard purchase order form to release items, quantities, prices, schedules, change notices, specifications, or other notice provided for hereunder and in accordance with variance constraints identified in section 3.2. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any purchase order, acknowledgment form or other instrument.

     2.3  Material Procurement.  Customer's accepted purchase orders will
          --------------------
constitute authorization for Flextronics to procure, using standard and special as required by the customer, purchasing practices, the labor, components, materials and supplies necessary for the manufacture of Products ("Inventory") covered by such purchase orders.

     In addition, Customer authorizes Flextronics to purchase, components, materials, and supplies: (i) with lead times not to exceed 120 days, but exceeding the period covered by the accepted purchase orders for the Products to the extent necessary for the manufacture of additional Product covered by the Customer's forecast ("Long Lead Time Components") and, (ii) purchased in quantities above the required amount for purchase orders to achieve price targets ("Economic Order Inventory"), and (iii) purchased in excess of requirements for purchase orders because of minimum lot sizes available from manufacturers ("Minimum Order Inventory"). Together these are called "Special Inventory". In no event will special inventory exceed that required to manufacture amount of product covered by customers' forecast without written concurrence from the customer.

     The term "lead time" in this Section shall mean the lead time recorded on Flextronics' MRP system at the time of procurement of Inventory and Special Inventory or at the time of the cancellation of the purchase order or termination of this Agreement whichever is greater.

     Flextronics may purchase Long Lead-Time Components sufficient to meet all deliveries under the purchase orders and Product forecast in effect at the time the order with the supplier is placed, and may reasonably purchase Minimum Order Inventory even if greater than the amount necessary to meet purchase orders and Product forecast. Economic Order Inventory shall be purchased by Flextronics only with the prior approval of Customer.

     In addition upon Customer's written request, Flextronics may from time to time hold Long Lead-Time Components and finished Products in inventory to increase Customer's souring flexibility. The components and quantities of all such inventory and the associated cost will be documented in a separate letter and signed by both Flextronics and Customer.

     Customer will be responsible under the conditions provided elsewhere in this Agreement for all Inventory, including material purchased to date on behalf of mPhase equal to approximately $2.1M and Special Inventory purchased by Flextronics under this Section 2.1

     2.4  Preferred Supplier.  Customer shall provide a list of vendors
          ------------------
currently approved to provide the materials and components specified in the bill of materials for the Product (the "Approved Vendor List" or "AVL") for those items designated as source controlled. Flextronics shall purchase from vendors on a current AVL the materials and components required to manufacture the product. Flextronics shall seek out additional vendors and add them to the AVL based on unbiased criteria for acceptance established by the customer. Flextronics shall seek out competitive bids and document the results. Customer shall give Flextronics every opportunity to be included on AVL's for materials and components that Flextronics can supply, and if Flextronics is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Customer, Flextronics shall be included on such AVL's. If Flextronics is on an AVL and its prices and quality are competitive ( competitive is defined as equal or better quality and equal or lesser price ) with other vendors, Customer will raise no objection to Flextronics souring materials and components from itself provided that Flextronics has used all commercial diligence to obtain lowest possible quotes from non-affiliated suppliers. For purposes of this paragraph only, the term "Flextronics" includes any companies affiliated with Flextronics. Customer reserves the right to review all documentation associated with competitive price quotes.

3.0  SHIPMENTS, SCHEDULE CHANGE, CANCELLATION

     3.1  Shipments.  All Products delivered pursuant to the terms of this
          ---------
Agreement shall be suitably packed for shipment in accordance with Customer's Specifications, marked for shipment to Customer's destination specified in the applicable purchase order and delivered to a carrier or forwarding agent. Shipment will be F.O.B. Flextronics' facility at which time risk of loss and title will pass to Customer. All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original price quotation for the Products, will be paid by Customer.

     3.2  Quantity Increases and Shipment Schedule Changes.  For any accepted
          ------------------------------------------------
purchase order, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the table below:

    Maximum Allowable Variance From Purchase Order Quantities/Shipment Dates
    ------------------------------------------------------------------------

                                   Allowable       Maximum        Maximum
 # of days before Shipment         Quantity       Reschedule     Reschedule
  Date on Purchase Order           Increases       Quantity        Period
  ----------------------           ---------       --------        ------
         15-30                        0%              0            0
         31-60                        10%             5%           30 days
         61-90                        20%             10%          30 days
         91-120                       30%             20%          60 days

     Any purchase order quantities increased or reschedule pursuant to this Section may not be subsequently increased or rescheduled without the prior written approval of Flextronics. Allowable quantity increases are subject to material availability. Flextronics will use reasonable commercial efforts to meet quantity increases.

     All other changes in quantity or shipment date require Flextronics' prior written consent and shall be subject to an inventory carrying charge of 3.0% per month for finished Product, and Inventory and Special Inventory procured to support the original delivery schedule, EXCEPT THAT, in the event Flextronics notifies Customer that there is an excess of the Inventory and Special Inventory necessary to manufacture the Products such that the annual inventory turns of such inventory is less than twelve (12), then Customer agrees to immediately purchase such excess inventory from Flextronics upon receipt of the notice.

     If there are extra costs to meet a reschedule or increase in excess of the above limits, Flextronics will inform Customer for its acceptance and approval in advance.

     3.3  Cancellation.  Customer may not cancel any portion of Product quantity
          ------------
of an accepted purchase order without Flextronics' prior written approval, not to be unreasonably withheld. If the parties agree upon a cancellation, Customer will pay Flextronics for Products, Inventory, and Special Inventory affected by the cancellation as follows: (i) 100% of the current price for all finished Products in Flextronics' possession, (ii) 110% of the cost of all Inventory and Special Inventory in Flextronics' possession and not returnable to the vendor ( as evidenced in writing from the vendor ) or usable for other customers, whether in raw form or work in process, less the salvage value thereof, (iii) 110% of the cost of all Inventory and Special Inventory on order and not cancelable (as evidenced in writing from the vendor ), (iv) any vendor cancellation charges incurred with respect to Inventory and Special Inventory accepted for cancellation or return by the vendor, and (v) expenses incurred by Flextronics related to labor and equipment approved by the customer and specifically put in place to support Customer's purchase orders and forecasts. In addition, Flextronics shall calculate the cost or gain of unwinding any currency hedging contracts entered into by Flextronics (without customers written approval) to support a Customer's Product purchase order(s). Should the unwinding result in a cost to Flextronics, Customer agrees to pay such cost amount to Flextronics net term (18) days after receipt of an invoice for such amount. Should the unwinding result in a gain to Flextronics, a credit note will be issued net (10) days after identification of gain to Customer. All paid for products, materials and components shall be returned to mPhase.

     The term "cost" in this subsection shall mean the cost represented on the bill of materials supporting the most current Product price at the time of cancellation or termination.

     Flextronics will use reasonable commercial efforts to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer. Customer shall pay amounts due under this section within ten (10) days of receipt of an invoice. Flextronics will ship the Products, Inventory and Special Inventory paid for by Customer under this section to Customer promptly upon said payment by Customer. In the event Customer does not pay within ten (10) days, Flextronics will be entitled to dispose of Products, Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties. Flextronics shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within ten (10) days of its receipt of the invoice.

     If the forecast for any period is less than the previous forecast supplied over the same period, that amount will be considered canceled and Customer will be responsible for any Special Inventory purchased or ordered by Flextronics to support the forecast.

4.0  ENGINEERING CHANGES

     Customer may direct, in writing, that Flextronics incorporate engineering changes into the product and provide a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics' evaluation shall be in writing and shall state the costs and time of implementation and the impact on the delivery schedule and pricing of the Product. Flextronics will not be obligated to proceed with the engineering change until the parties have agreed upon the changes to the Product's Specifications, delivery schedule and Product pricing and upon the implementation costs to be borne by the Customer including, without limitation, the cost of Inventory on-hand and on-order that becomes obsolete . If customer directs an engineering change, customer reserves the right to halt production without penalty until agreement to proceed is reached between Flextronics and mPhase.

5.0  TOOLING, NON-RECURRING EXPENSES, SOFTWARE

     Flextronics shall provide tooling that is not Product-specific at its expense. Customer shall pay for or obtain and consign to Flextronics any Product specific tooling and other reasonably necessary non-recurring expenses, to be set forth in Flextronics' quotation. All software that Customer provides to Flextronics is and shall remain the property of Customer and is to be used as set forth in the respective End User License Agreement. Customer grants Flextronics a license to copy, modify and use such software required to perform Flextronics' obligations under this Agreement. All software developed and paid for by Flextronics to support the process tooling or otherwise shall be and remain the property of Flextronics.

6.0  PRODUCT ACCEPTANCE AND WARRANTIES

     6.1  Product Acceptance.  The Products delivered by Flextronics will be
          ------------------
inspected and tested as required by Customer within thirty (30 ) days of shipment from Flextronics. If Products are found to be defective in material or workmanship, Customer has the right to reject such Products during said period. Products not rejected during said period will be deemed accepted. Customer may return defective Products, freight collect, after obtaining a return material authorization number from Flextronics to be displayed on the shipping container and completing a failure report. Rejected Products will be promptly repaired or replaced, at Flextronics' option, and returned freight pre-paid. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found. If the Product is source inspected by Customer prior to shipment, Customer will inspect goods within five (5) days of its request date.

     6.2  Express Limited Warranty.  Flextronics warrants that the Products will
          ------------------------
have been manufactured in accordance with Customer's applicable Specifications and will be free from defects in workmanship for a period of twelve (12) months from the date of shipment. Materials are warranted to the same extent that the original manufacturer warrants the materials. This express limited warranty does not apply to (a) materials consigned or supplied by Customer to Flextronics; (b) defects resulting from Customer's Specifications or the design of the Products; (c) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer. With respect to first articles, prototypes, pre-production units, test units or other similar Products, Flextronics makes no representations or warranties whatsoever. Not - withstanding anything else in this Agreement, Flextronics assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due to tooling, designs or instructions produced or supplied by Customer and Customer shall be liable for costs or expenses incurred by Flextronics related thereto. Upon any failure of a Product to comply with the above warranty, Flextronics' sole obligation, and Customer's sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer freight prepaid. Customer shall return Products covered by the warranty freight pre-paid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found. Flextronics accepts liability for all components unusable as a result of mishandling or negligent manufacturing practices. If inventory is lost, damaged, or otherwise not receiveable by customer while in possession of Flextronics, it will be replaced at no cost to Customer.

FLEXTRONICS MAKES NO OTHER WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.0  PAYMENT TERMS, ADDITIONAL COSTS AND PRICE CHANGES

     7.1  Price and Payment Terms.  The price and associated delivery schedule
          -----------------------
for Products to be manufactured will be agreed by the parties and will be indicated on the purchase orders issued by Customer and accepted by Flextronics. The initial price shall be as set forth on the Price List attached hereto and incorporated herein. The price for Products may be reviewed periodically by the parties. All prices quoted are exclusive of federal, state and local excise, sales, use and similar taxes, and any duties, and Customer shall be responsible for all such items. Payment for any Products, services or other costs to be paid by Customer hereunder is due net ten (10) days upon receipt of product from Flextronics and shall be made in lawful U.S. currency. Flextronics will, in good faith, review Customer's creditworthiness periodically and may provide more favorable terms once it feels it is prudent to do so. Customer agrees to provide all necessary financial information required for Flextronics to make a proper assessment of creditworthiness. If Customer is late with payments, or Flextronics has reasonable cause to believe Customer may not be able to pay, Flextronics may delay shipments or suspend work until assurances of payment satisfactory to Flextronics are received. All Legal or collection agency costs incurred for collecting past due payments from the Customer will be paid by the Customer.

     7.2  Funds on Deposit.  Customer agrees to place on deposit an amount equal
          ----------------
to $500,000 to secure future production. This $500,000 will not be used by Flextronics for any purpose other than: (1) to cover any delay in payment from agreed to schedules, or (2) cover outstanding exposure in the event of cancellation of production. If either party terminates this contract "for any reason" as set forth in section 8.2 (a) Termination, the $500,000 shall be returned to Customer after deduction of outstanding invoices, fees, or other costs associated with this contract. Flextronics will, in good faith, review Customer's creditworthiness periodically and may provide more favorable terms once it feels it is prudent to do so. Customer agrees to provide all necessary financial information required for Flextronics to make a proper assessment of creditworthiness. Flextronics further acknowledges the receipt of $200,000 from Customer which shall be applied solely to cover the cost of inventory required to manufacture the first 1000 ports of the INI assembly.

     7.2.1  Letter of Credit.  To the extent Customer, pursuant either to (1) a
            ----------------
written Purchase Order or (2) written Future Forecast not to exceed 120 days necessitates (as agreed to by both parties hereto) the purchase of any additional inventory of components for any portion of the products to be manufactured by Flextronics , Customer shall provide Flextronics with a letter of credit covering the purchase price of such inventory on terms and conditions commercially satisfactory to Flextronics. The calculation shall be based upon the forecast provided by Customer pursuant to Section 2.1. The draw-down procedures under the LOC shall be determined solely by Flextronics.

     7.3  Additional Costs.  Customer is responsible for (a) any expediting
          ----------------
charges reasonably necessary because of a change in Customers requirements for which charges are preapproved, (b) any overtime or downtime charges incurred as a result of delays in the normal production or interruption in the workflow process and caused by: (1) Customer's change in the Specifications; or (2) Customer's failure to provide sufficient quantities or a reasonable quality level of customer supplied materials where applicable to sustain the production schedule. Customer caused delays as a result of Customer-supplied materials will result in a special charge to the Customer of 1.5% of the sales price of the Product for each month, or part thereof, delayed.

     7.4  Price Changes. The price of Products to Customer may be changed by
          -------------
Flextronics if (a) the market price of fuels, materials, raw materials, equipment, labor and other production costs, change beyond normal variations in pricing as demonstrated by Flextronics, and (b) the parties agree to the change.

     7.5  Cost Reductions. Flextronics agrees to seek ways to reduce the cost of
          ---------------
manufacturing Products by methods such as elimination of components, obtaining alternate sources of materials, redefinition of Specifications, and improved assembly or test methods. Upon implementation of such ways that have been initiated by Flextronics and approved by customer, Flextronics will receive fifty percent of the demonstrated cost reduction for a period of 12 months. Flextronics and Customer shall review underlying calculations for cost savings and agree as to their magnitude. Customer will receive one hundred percent of the demonstrated cost reduction upon implementation of such ways initiated by Customer. Additional opportunities for cost reductions will be evaluated on a case by case basis and will be implemented once a mutually agreeable compensation structure is arranged.

     7.6  Price Reviews. The price of Products to Customer will be reviewed
          -------------
quarterly price changes will occur per section 7.4 of this agreement to include adjustments for achieving targets.

8.0  TERM AND TERMINATION

     8.1  Term.  The term of this Agreement shall commence on the date hereof
          ----
above and shall continue for one (1) year thereafter until terminated as provided in Section 8.2 or 10.9. After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other prior to the date that is ninety (90) days prior to the end of any term that it does not intend to renew this Agreement.

     8.2  Termination. This Agreement may be terminated by either party ; (a)
          -----------
for any reason upon one hundred and twenty ( 120 ) days written notice to the other party, or (b) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of fifteen (15) days after the delivery of written notice thereof by the terminating party to the other party, (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, or (d) pursuant to Section 10.9. Customer's sole remedy for the breach of Flextronics is to terminate this Agreement and to seek direct damages as provided by law with respect to Products delivered, or to be delivered, prior to the date of termination. Termination of this Agreement for any reason shall not affect amounts due under this Agreement by either party that exist as of the date of termination. In the event of termination for any reason whatsoever or expiration, Customer shall pay all amounts due as set forth in Section 3.3 within ten (10) days of receipt of invoice for said amounts. Notwithstanding termination or expiration of this Agreement, Sections 6.2, 8.0, 9.0, and 10.0 shall survive said termination or expiration.

9.0  LIABILITY, LIMITATION

     9.1  Patents, Copyrights, Trade Secrets, Other Proprietary Rights.
          ------------------------------------------------------------
Customer shall defend, indemnify and hold harmless Flextronics from all claims, costs, damages, judgments and attorney's fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights related to the Products. Flextronics shall promptly notify Customer in writing of the initiation of any such claims. Flextronics shall provide the same protection to Customer in the event a claim is initiated against Customer relating to Flextronics' manufacturing process. Customer shall promptly notify Flextronics in writing of the initiation of any such claim.

     THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

     9.2  Product Liability. Customer agrees that, if notified promptly in
          -----------------
writing and given sole control of the defense and all related settlement negotiations, it will defend Flextronics from any claim or action and will hold Flextronics harmless from any loss, damage or injury, including death, which arises from any alleged defect of any Products. Customer shall name Flextronics as an additional insured under Customer's product liability policies for any Products. Flextronics shall provide the same protection to Customer in the event a claim is initiated against Customer or Flextronics relating to Flextronics' manufacturing process. Customer shall promptly notify Flextronics in writing of the initiation of any such claim.

     9.3  No Other Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE
          ------------------
OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

10.0 MISCELLANEOUS

     10.1  Confidentiality.  All written information and data exchanged between
           ---------------
the parties for the purpose of enabling Flextronics to manufacture and deliver Products under this Agreement that is marked "Confidential" or the like, shall be deemed to be Confidential Information. All other information, verbal or written, identified as confidential shall also be treated as confidential information. The party that receives such Confidential Information agrees not to disclose it directly or indirectly to any third party without the prior written consent of the disclosing party. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential as defined in the signed non-disclosure agreement between Flextronics and Customer.

     10.2  Entire Agreement.  This Agreement constitutes the entire agreement
           ----------------
between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. Customer shall hold the existence and terms of this Agreement confidential, unless it obtains Flextronics' express written consent otherwise. Likewise, Flextronics shall hold the existence and terms of the Agreement confidential, unless it obtains Customer's express written consent otherwise. In all respects, this Agreement shall govern, and any other documents including, without limitation, preprinted terms and conditions on Customer's purchase orders shall be of no effect. This Agreement will be deemed to have been drafted by both parties.

     10.3  Amendments.  This Agreement may be amended only by written consent of
           ----------
both parties.

     10.4  Independent Contractor.  Neither party shall, for any purpose, be
           ----------------------
deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

     10.5  Expenses.  In the event a dispute between the parties hereunder with
           --------
respect to this Agreement must be resolved by litigation or other proceeding or a party must engage an attorney to enforce its right hereunder, the prevailing party shall be entitled to receive reimbursement for all associated reasonable costs and expenses (including, without limitation, attorneys fees) from the other party.

     10.6  Security Interest.  Until the purchase price and all other charges
           -----------------
payable to Flextronics hereunder have been received in full, Flextronics hereby retains and Customer hereby grants to Flextronics a security interest in the Products delivered to Customer and any proceeds therefrom. Customer agrees to promptly execute any documents requested by Flextronics to perfect and protect such security interest. In the event of a default by Customer, Flextronics may exercise any or all remedies provided under the Uniform Commercial Code or similar statutes or laws enacted in the jurisdiction within which Flextronics seeks to enforce its rights under this Agreement.

     10.7  Governing Law, Venue.  This Agreement shall be governed by and
           --------------------
construed under the laws of the State of California, excluding its choice of law principles. The parties consent to the exclusive jurisdiction of the state and Federal courts in Santa Clara County, California.

     10.8  Successors, Assignment.  This Agreements shall be binding upon and
           ----------------------
inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld.

     10.9  Force Majeure.  In the event that either party is prevented from
           -------------
performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the agreement.

     10.10  Notices.  All notices required or permitted under this Agreement
            -------
will be in writing and will be deemed received (i) when delivered personally;
(ii) when sent by confirmed facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to his section.


ACCEPTED AND AGREED TO:

CUSTOMER:                         FLEXTRONICS INTERNATIONAL USA, INC.:

___________________________       _________________________________________

By:________________________       By:______________________________________

Title:_____________________       Title:___________________________________